Exhibit 3.4
[LOGO] SOS		03/20/14 2619853- 001 $80.00 K tid: 2723828
Office of the Secretary of State		FILED
Corporations & Charities Division		SECRETARY OF STATE

Washington Profit Corporation		MARCH 20, 2014
See attached detailed instructions
STATE OF WASHINGTON
[ ]	Filing Fee $30.00

[√]	Filing Fee with Expedited Service $80.00	UBI Number: 60230257

ARTICLES OF AMENDMENT
Chapter 23B.10 RCW
SECTION 1 NAME OF CORPORATION: (as currently recorded with the Office of the Secretary of State)
THE GNS GROUP INC.

SECTION 2 AMENDMENTS were adopted on this DATE: February 21, 2014

SECTION 3 ARTICLES OF AMENDMENT WERE ADOPTED BY: (please check one of the following)

[ ]	Board of Directors (shareholder action was not required)

[√]	Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

[ ]	Incorporators (shareholder action was not required)

SECTION 4 AMENDMENTS TO ARTICLES ON FILE: (if necessary, attach additional information)
Amendment to Article IV of the Articles of Incorporation to read as in the attached.

SECTION 5 EFFECTIVE DATE OF ARTICLES OF AMENDMENT: (please check one of the following)

[√]		Upon filing by the Secretary of State

[ ]		Specific Date:____________________ (Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)

SECTION 6 SIGNATURE (see instructions page)
This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.
ANTOINE JARJOUR	Antoine Jarjour, Secretary	3-10-2014	425-367-4672
Signature	Printed Name /Title	Date	Phone Number

Profit Corporation – Amendment	Washington Secretary of State	Revised 07/10

AMENDED ARTICLES IV TO THE ARTICLES OF INCORPORATION
OF THE GNS GROUP, INC.
A Washington Corporation

The Corporation shall be authorized to issue 750,000,000 shares of common stock with no par value per share.  The Corporation shall be authorized to issue 5,000,000 shares of preferred stock with no par value per share.

The board of directors will be authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  The board of directors will be authorized, within any limitations prescribed by law to fix and determine the designations, rights, qualifications, preferences, voting rights, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)	Voting powers, including but not limited to super voting rights and the right to have the preferred stock vote as a single class with the common shares on all matters submitted to shareholders; and,

(g)
Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Washington.

In the event of our liquidation, holders of preferred stock will be entitled to received, before any payment or distribution on the common stock or any other class of stock junior to the preferred stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such preferred stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such preferred stock (whether or not declared) to the date of such distribution.  Neither the sale, lease or exchange of all or substantially all of our property and assets, nor any consolidation or merger, shall be deemed to be a liquidation.